Exhibit 10.5

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (herein this “Loan Agreement”) is made, entered into and effective as of the 27 day of January, 2020, by and between (i) COMMUNITY TRUST BANK, INC., a Kentucky banking corporation, with its principal office at 346 North Mayo Trail, Pikeville, Kentucky 41501 (the “Bank”); and (ii) COMMERCIAL BANCGROUP, INC., a Tennessee corporation, with a mailing address of 6710 Cumberland Gap Parkway, Harrogate, Tennessee 37752-8013 (the “Borrower”).

This Loan Agreement is an amendment and restatement, and not a novation, of that certain Loan Agreement dated April 30, 2015 by and among Bank and Borrower (the “Original Loan Agreement”), by which the Borrower obtained from the Bank a $19,500,000.00 term loan (the “Loan”). The current principal balance of the Loan is $15,216,175.36. The parties desire to amend and restate the Original Loan Agreement as set forth herein, including without limitation, to increase the principal amount of the Loan by $13,283,824.64. (the “Additional Funds”) to $28,500,000.00. The Additional Funds will be used to purchase First National Bank & Trust, London, Kentucky. As amended and restated hereby, the Original Loan Agreement shall remain in full force and effect.

R E C I T A L S:

A. Borrower desires to obtain from the Bank a $28,500,000.00 term loan (the “Loan”) to refinance existing holding company debt.

B. The Bank desires to grant to the Borrower the Loan upon the terms and conditions set forth or referred to herein.

NOW, THEREFORE, in consideration of the Recitals and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. The following terms shall have the meanings set forth below. Other terms used herein are defined elsewhere in this Loan Agreement.

1.1.	“Bank” means Community Trust Bank, Inc., a Kentucky banking corporation, or any successor holder of the Note.

1.2.	“Borrower” means Commercial Bancgroup, Inc., a Tennessee corporation.

1.3.	“Borrowing Rate” means a variable rate per annum equal to the Prime Rate, as herein defined, in effect from time to time, which shall be adjusted daily. At all times, the Borrowing Rate shall be computed on a 365/360 basis; that is, by applying the ratio of the interest rate over an assumed year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest on the Loan shall be calculated using this method.

1.4.	“Business Days” means all calendar days excluding Saturdays, Sundays, legal holidays of the United States Government and other days on which the Bank is not open for the regular conduct of its business.

1.5.	“Closing” means the date on which the disbursement of the proceeds of the Loan occurs, unless otherwise agreed in writing by the Bank and Borrower.

1.6.	“Closing Fees” means all amounts necessary to pay all costs, charges and expenses incurred by Bank or Borrower in connection with making the Loan, including, but not limited to, reasonable attorneys fees and expenses.

1.7.	“Commercial Bank” means Borrower’s subsidiary, Commercial Bank, a Tennessee banking corporation.

1.8.	“Event of Default” means the occurrence or happening of any one of the matters set forth in Section 9 hereof.

1.9.	“First National Bank & Trust” means Borrower’s subsidiary, First National Bank & Trust, a national banking association.

1.10.	“Indebtedness” means all principal, interest and other amounts, costs and expenses payable under the Note or other Loan Documents, together with all renewals of, extensions of, modifications of, consolidations of and substitutions for the Note or other Loan Documents and any amounts expended or advanced by the Bank to discharge Borrower’s obligations or expenses incurred by the Bank to enforce Borrower’s obligations under the Loan Documents, together with interest on such amounts as provided in the Note.

1.11.	“Loan Documents” means this Loan Agreement, the Note, the Security Instruments and all other instruments, documents or agreements related to any of the foregoing. Any reference herein to the Loan Documents or any particular Loan Document shall be deemed a reference to such Loan Document or Loan Documents as the same may be amended or modified from time to time by the parties thereto.

1.12.	“Loan” shall have the meaning set out in Recital A.

1.13.	“Note” shall have the meaning set out in Section 2.

1.14.	“Person” or “party” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, other entity or group, institution, party or government (whether federal, state, county, city, municipal or other) or agency or division thereof.

1.15.	“Possible Default” means an event, condition, or thing which, with the lapse of any applicable grace period or the giving of notice, or both, would constitute an Event of Default.

1.16.	“Prime Rate” means at any time the interest rate per annum most recently quoted or the highest of any range quoted from time to time by The Wall Street Journal (“WSJ”) as the “Prime Rate” or base rate on corporate loans in effect at large U.S. money center commercial banks. In the event the WSJ ceases to publish a “Prime Rate,” the “Prime Rate” shall be the interest rate designated and announced from time to time by the Bank as its “Prime Rate” in effect at its principal office, although such rate may not be the lowest rate available at the particular time on loans of a similar nature.

1.17.	“Security Instruments” means all of the instruments and rights securing the Indebtedness as referred to in Section 4 hereof and otherwise.

1.18.	“Subsidiary Banks” means all of the Borrower’s subsidiary banks, including without limitation, Commercial Bank and First National Bank & Trust.

1.19.	Except as otherwise provided herein, all accounting terms used herein shall be defined in accordance with generally accepted accounting principles.

1.20.	As used herein, any gender includes all other genders, and the singular includes the plural and the plural includes the singular.

2.	Amount. The Bank hereby agrees to make the Loan to the Borrower in the total amount of $28,500,000.00, of which the Additional Funds shall be disbursed upon the execution of this Loan Agreement and the fulfillment of all conditions precedent set forth herein at the time of execution of this Loan Agreement. The Additional Funds shall be used to refinance existing holding company debt. The Loan is evidenced by, shall bear interest at the rate established in, and shall be payable and otherwise be made on the terms set forth in the Amended and Restated Term Note in the face principal amount of $28,500,000.00 made by the Borrower payable to the order of the Bank, executed contemporaneously herewith, as such Note may hereafter be amended, modified, extended or renewed (herein the “Note”), and on the terms established in this Loan Agreement. All payments on the Note shall be made to the holder of the Note in immediately available funds.

3.	Term. The maturity date of the Note (herein the “Maturity Date”), at which time all principal and accrued but unpaid interest on the Note shall be due and payable, unless earlier payable pursuant to the terms of this Loan Agreement or otherwise, is January 30, 2035. If the Loan is prepaid in full during the first five years from the date hereof as a result of a refinancing with another financial institution, a prepayment premium shall be assessed as follows: if prepaid (i) during the first year: five percent (5%) of the principal amount repaid; (ii) during the second year: four percent (4%) of the principal amount repaid; (iii) during the third year: three percent (3%) of the principal amount repaid; (iv) during the fourth year: two percent (2%) of the principal amount repaid; and (v) during the fifth year: one percent (1%) of the principal amount repaid; provided, however, this premium shall not apply if paid from internally generated funds or is refinanced with the Bank. After the first five years, the Loan may be prepaid at any time without premium or penalty.

4.	Security for the Indebtedness. The Indebtedness, including that evidenced by the Note, is and shall be secured by and entitled to the benefits of all the following:

4.1.	Right of Offset. The right of offset specified in Section 10.3 hereof.

4.2.	Stock Pledge and Security Agreement. That certain Stock Pledge and Security Agreement (herein the “Security Agreement”) executed and delivered by Borrower to Bank pledging all of the issued and outstanding shares of the Subsidiary Banks (collectively, the “Bank Shares”) to the Bank, and granting to the Bank a first and prior security interest in all of the Bank Shares, and pursuant to which the original certificate evidencing the Bank Shares shall be delivered to the Bank.

4.3.	Other Security. Other security and instruments, if any, granted by Borrower or any other person or entity to Bank, whether of even date herewith or hereafter or heretofore so granted, to secure the Note or any other Indebtedness.

5.	Conditions Precedent. The Bank’s obligations under this Loan Agreement, shall be subject to the fulfillment to Bank’s satisfaction prior to or at the Closing of each of the following Conditions Precedent (“Conditions Precedent”) unless such condition or conditions shall be waived by Bank in writing, in the sole discretion of the Bank:

5.1.	Resolutions and Approvals. The Borrower shall furnish certified copies of all consents, resolutions and approvals, including regulatory approvals, as may be required by the Bank, evidencing approval of the execution of the Loan Documents and the performance of all obligations contained therein, as well as of the acquisition of First National Bank & Trust, all in form and substance acceptable to the Bank. The Borrower shall also furnish the Bank copies of its Articles of Incorporation, Bylaws, and Certificate of Existence from the Tennessee Secretary of State’s Office.

5.2.	Legal Opinion. The Bank shall have received a favorable written opinion of Borrower’s counsel acceptable to the Bank, dated and effective as of the Closing, addressed to the Bank rendering substantially the opinions set forth on Exhibit A attached hereto and incorporated herein by reference, with only such modifications, exceptions, assumptions and qualifications as shall be acceptable to the Bank.

5.3.	Loan Documents. All the Loan Documents, and such other documents or instruments as the Bank may reasonably require, shall have been duly executed and delivered, and those instruments required to be recorded in any public office are properly recorded.

5.4.	Representations, Warranties and Covenants. All representations and warranties of the Borrower contained herein shall be true and correct and Borrower shall be in compliance with all covenants contained in this Loan Agreement.

5.5.	Delivery of Certificates for Bank Shares. The Bank shall have received the original certificates evidencing the Bank Shares.

5.6.	Taxpayer ID Number. The Bank shall have been given the Internal Revenue Service taxpayer identification number for Borrower.

5.7.	Lien Searches. The Bank shall have received the results of lien, litigation and UCC searches for the Borrower, which shall be satisfactory to the Bank.

a.	Loan Origination Fee. The Borrower shall pay to the Bank at the time of the Closing of the Loan a loan origination fee in the amount of $65,000.00 (the “Origination Fee”), which shall be paid as follows: (i) $32,500.00 due and payable upon acceptance of the commitment for the Loan and (ii) the balance at Closing. The full amount of the Origination Fee is payable in full even if the Loan does not close, and shall not be applied to any indebtedness of any nature of the Borrower to the Bank.

5.8.	Other Conditions. Such other pre-conditions as the Bank may reasonably establish.

6.	Affirmative Covenants. The Borrower agrees that until the principal of, and all interest on, the Note shall have been paid in full and this Loan Agreement terminated, the Borrower shall perform and observe all the following provisions, as applicable:

6.1.	Money Obligations. The Borrower shall pay in full:

1.	Prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as, and to the extent that, the same shall be contested in good faith by appropriate and timely legal proceedings and as to which the enforcement of any lien or right of execution against property of the Borrower is stayed), and

2.	All its debts, obligations and liabilities on or prior to their respective due dates (with the benefit of any grace period) for which it becomes legally liable or to which any or all of its properties become legally subject.

6.2.	Financial Statements. The Borrower shall furnish to the Bank the following, as applicable:

1.	(i) within fifteen (15) days after the Borrower files its signed federal income tax returns with the Internal Revenue Service, copies of the signed income tax returns of the Borrower, and (ii) within 120 days of the end of Borrower’s fiscal year, annual audited financial statements of Borrower for the previous year, consisting of a balance sheet, profit and loss statement, cash flow statement and report on changes in stockholders equity, audited by certified public accountants acceptable to the Bank, all of which shall be certified by an authorized officer of the Borrower, as applicable as being true, correct and accurate, together with an unqualified opinion of such certified public accountants.

2.	As requested by the Bank, the Borrower shall promptly furnish to the Bank Allowance for Loan and Lease Loss calculation, classified asset report (“watch list”) quarterly, and ORE/problem asset summaries.

3.	The Borrower shall furnish or cause to be furnished to Bank within forty-five (45) days of a request by the Bank, such further data and information relating to the financial affairs, assets and liabilities of Borrower as Bank may reasonably request from time to time.

6.3.	Regulatory Reports. The Borrower shall provide to the Bank copies of all regulatory reports for the Borrower and the Subsidiary Banks, including without limitation, copies of the Subsidiary Banks’ quarterly and annual Uniform Bank Performance Reports and Call Reports filed with the applicable bank regulatory agencies at the end of each calendar quarter. Each Uniform Bank Performance Report shall disclose that (i) the loan loss reserve total of each Subsidiary Bank shall be within acceptable federal regulatory limits, (ii) the risk-based capital ratios of each Subsidiary Bank shall be “well-capitalized” as that term is defined at 12 C.F.R. 325 101, and (iii) each Subsidiary Bank has not made loans, advances, and investments in interest swaps and derivatives; provided however, interest rate swaps related to individual commercial loan customers shall be permitted. The Borrower shall take all action to ensure that the Subsidiary Banks comply with the foregoing.

6.4.	Financial Records. The Borrower shall:

1.	At all times keep true and complete financial records in accordance with generally accepted accounting principles and all financial statement required hereunder shall be prepared in accordance with generally accepted accounting principles.

2.	Permit the Bank or its agents to examine any or all of its financial records and to copy any part or all of said records in any reasonable manner; Bank agrees to keep such records confidential, except if disclosure is required by law or court order, in which case Bank will immediately notify Borrower of the circumstances requiring such disclosure.

3.	Maintain the Borrower’s books and records at the office of the Borrower, or at such other reasonable place Borrower may locate its records after notice to Bank.

6.5.	Legal Existence and Licenses. The Borrower shall preserve its legal existence in good standing, and will maintain all permits, licenses and other similar matters necessary or appropriate for its operation as a registered bank holding company. The Borrower shall cause the Subsidiary Banks to preserve their legal existences in good standing, and will cause the Subsidiary Banks to maintain all permits, licenses and other similar matters necessary or appropriate for their operation as commercial banks. The Borrower shall at all times comply, and shall cause the Subsidiary Banks to comply, with the applicable statutes, regulations, ordinances and other laws applicable to their operations and activities, including but not limited to, all banking laws and regulations.

6.6.	Agreements. Unless being disputed in good faith, the Borrower shall timely comply with all its respective agreements and valid obligations to and with all parties, and shall not commit or permit to be committed any default thereunder.

6.7.	Payment of Note and Other Indebtedness. The Borrower shall timely pay the Note and all the other Indebtedness in accordance with their respective terms. All payments on the Note and the other Indebtedness shall be made to the Bank in immediately available funds at the Bank’s principal office on the date due.

6.8.	Correction Agreement. If any Loan Document is lost, misplaced, misstated, or inaccurately reflects the true and correct terms and conditions of the Loan, upon request of the Bank, the Borrower shall comply with the Bank’s request to execute, acknowledge, initial, and deliver to the Bank any documentation that the Bank deems necessary to replace or correct the lost, misplaced, misstated or inaccurate Loan Documents.

6.9.	Notice. The Borrower shall promptly notify the Bank in writing, within no more than ten (10) Business Days (and without the benefit of any grace period afforded in any provision of this Loan Agreement or any Security Instrument) after the Borrower learns of any of the following: (i) the existence or occurrence of any Event of Default under this Loan Agreement, or any default under the Note or any of the Security Instruments; or (ii) if any representation or warranty made herein, or in any related instrument, shall, for any reason, not be or shall cease in any material respect to be true and complete and not misleading; or (iii) the institution of, or adverse determination in, any litigation, arbitration or other proceeding involving the Borrower, which, if adversely determined, would materially impair Borrower’s rights to carry on its business substantially as now conducted and as now contemplated, and describing in such detail as the Bank may reasonably require, the nature thereof, what happened with respect thereto and what steps are being taken by the Borrower with respect thereto.

6.10.	Debt Service Coverage Ratio. The Borrower shall maintain a consolidated minimum Debt Service Coverage Ratio of 1.25 to 1 at all times, which shall be calculated annually as follows using uniform cash flow analysis, consistently applied. The “Debt Service Coverage Ratio” shall mean the ratio of (i) consolidated after-tax net income plus (A) interest expense, plus (B) amortization expense and plus (C) depreciation expense of the Borrower divided by (ii) actual debt service on the aggregate total of the Loan and all other outstanding consolidated debt of the Borrower.

6.11.	Dividend Coverage Ratio. During each calendar year while the Loan remains outstanding, the Borrower shall maintain a Dividend Coverage Ratio of (i) total consolidated earnings to (ii) cash dividends paid to Borrower’s shareholders of at least 1.0 to 1.0 (i.e., cash dividends paid may be less, but not more than total consolidated earnings), all as measured in accordance with uniform cash flow analysis, consistently applied. The Dividend Coverage Ratio shall be measured annually.

6.12.	Leverage Ratios. The Borrower shall maintain at all times for itself on a consolidated basis, and for each Subsidiary Bank, the following ratios as established by the Board of Governors of the Federal Reserve for a “well-capitalized bank”: (i) a total risk-based capital ratio of ten percent (10.0%) or greater; (ii) a Tier 1 risk-based capital ratio of six percent (6.0%) or greater; and (iii) a Tier 1 core leverage ratio of five percent (5.0%) or greater.

6.13.	Management Change. The Borrower shall promptly notify the Bank of any significant changes in the management of the Borrower or Subsidiary Banks.

7.	Negative Covenants. The Borrower agrees that, until the principal of and all interest on the Note and all the other Indebtedness shall have been paid in full and this Loan Agreement terminated, the Borrower shall observe and comply with each of the following provisions:

7.1.	Additional Debt. The Borrower shall not create, incur, assume, or suffer to exist an indebtedness or liabilities in excess of $500,000.00 (other than the Loan) for borrowed money, any indebtedness evidenced by notes, debentures or similar obligations or any conditional sales or title retention agreements or capitalized leases without the prior written consent of the Bank.

7.2.	Dividend Payments. The Borrower shall not pay any dividend on the Bank Shares if an uncured Event of Default shall be in existence or if the payment of the dividend would create an Event of Default.

7.3.	Liens. The Borrower shall not incur, create, assume or suffer to exist any security interest, pledge, lien, charge or other encumbrance of any nature whatsoever on the Bank Shares except the liens and security interests granted by the Borrower to the Bank contemporaneously with or in connection with the execution of this Loan Agreement.

7.4.	Liquidation or Dissolution. Borrower shall not liquidate or dissolve or take any action with a view towards same.

7.5.	Sales and Capital Structure Changes. Without the prior written consent of the Bank, the Borrower (whether in one transaction or in a series of transactions) shall not:

1.	Sell all or substantially all of its assets;

2.	Merge with and into another entity; or

3.	Effect any change in its capital structure, or amend its Articles of Incorporation or Bylaws.

8.	Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows, which warranties and representations shall be deemed to be continuing and shall survive the execution of this Loan Agreement:

8.1.	Existence and Licenses. Borrower is a duly incorporated, validly existing corporation under the laws of the State of Tennessee and shall maintain at all times, in full force and effect all licenses and permits necessary or appropriate for its business as a bank holding company. Commercial Bank is a duly incorporated, validly existing banking corporation under the laws of the State of Tennessee and Borrower shall cause Commercial Bank to maintain at all times, in full force and effect all licenses and permits necessary or appropriate for its business as a commercial bank. First National Bank & Trust is a duly incorporated, validly existing banking corporation under the laws of the United States and Borrower shall cause First National Bank & Trust to maintain at all times, in full force and effect all licenses and permits necessary or appropriate for its business as a commercial bank.

8.2.	Right to Act. No registration with or approval of any governmental agency of any kind is required for the due execution and delivery of, or for the enforceability of, this Loan Agreement, the Note or any of the Security Instruments or other Loan Documents except for the recording in the appropriate public offices of the Financing Statement. The Borrower has the legal power and right to execute and deliver this Loan Agreement, the Note, the Security Instruments and the other Loan Documents and to observe and perform all of the provisions of such instruments and documents. The Borrower’s execution and delivery of this Loan Agreement, the Note and Security Instruments or of any other writing relating to the Loan, and the performance or observance by the Borrower of the provisions of any of such instruments does not violate or will not violate any law applicable to it or otherwise constitute a default or violation under any existing contract or other obligation binding upon it or its property, with or without the passage of time or the giving of notice, or both. The persons or entities executing and delivering this Loan Agreement, the Note, Security Instruments and other Loan Documents on behalf of the Borrower have been duly authorized to do so, and this Loan Agreement, the Note, the Security Instruments and the other Loan Documents are legally binding upon the Borrower, and are enforceable in accordance with their respective terms.

8.3.	Litigation and Taxes. To Borrower’s knowledge, no litigation or proceeding involving Borrower is pending which may materially affect the properties or business of the Borrower.

8.4.	Financial Statements. The Borrower’s financial statements, heretofore furnished to the Bank, are true and complete in all material respects, and fairly present the Borrower’s financial condition as of their dates. Since the date of such statements, there has been no material adverse change in the Borrower’s financial conditions, properties or businesses.

8.5.	Default. No Possible Default or Event of Default exists under this Loan Agreement, nor will begin to exist immediately upon the execution and delivery hereof.

8.6.	Investment Company Act. The Borrower is not an “investment company” or company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.7.	Patriot Act. Borrower, and to the best of Borrower’s knowledge, after having made diligent inquiry, each Person owning a direct or indirect interest in the Borrower: (i) is not currently identified on the OFAC List, or other federally or state issued list of known or suspected terrorists or terrorist organizations; and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, anti-money laundering rules, or other prohibition of United States law, regulation, or executive order of the President of the United States. At all times throughout the term of the Loan, none of the funds or assets of the funds or assets of the Borrower that are used to repay the Loan shall constitute property of, or shall be beneficially owned directly or, to the knowledge of Borrower, indirectly, by any Person identified on the OFAC List. Borrower has implemented procedures, and will consistently apply those procedures throughout the terms of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan.

8.8.	Regulation U. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

8.9.	Bank Shares. The Bank Shares represent 100% of the issued and outstanding stock of the Subsidiary Banks, and the Borrower owns the Bank Shares free and clear of all liens and encumbrances.

9.	Events of Default. Each of the following shall constitute an Event of Default hereunder:

9.1.	Payments. If any installment of principal or interest on the Note shall not be paid in full punctually when due and payable and such failure to pay continues for a period of fifteen (15) days, or if any Event of Default occurs under any other Loan Document following the expiration of any applicable cure period.

9.2.	Covenants and Agreements. If Borrower shall violate, fail or omit to perform or observe any covenant, agreement, condition or other provision (other than referred to in Section 9.1 hereof) contained herein on the part of the Borrower to be performed, and such failure or omission shall not have been fully corrected to the reasonable satisfaction of the Bank within thirty (30) days after the Bank has given written notice thereof to the Borrower; provided, however, if such Event of Default may not be cured within such period, then the Borrower shall have such reasonable time thereafter to cure so long as the Borrower has started and is diligently pursuing the curing of such Event of Default.

9.3.	Failure to Pay Other Indebtedness. If the Borrower shall fail to pay any material obligation it may legitimately have or be subject to with respect to any Person within ten (10) days after the respective due date or performance date thereof (with the benefit of any grace period).

9.4.	Accuracy of Statements. If any representation or warranty or other statement of material fact contained herein or in any of the Security Instruments or in any writing, certificate, report or statement at any time furnished to the Bank pursuant to or in connection with this Loan Agreement or otherwise, shall be false or misleading in any material respect or shall omit a material fact, whether or not made with knowledge of same.

9.5.	Judgments and Liens. If a final judgment or judgments for the payment of money in excess of the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate shall be rendered against the Borrower, and such judgment or judgments shall remain unsatisfied and in effect and shall not have been discharged within thirty (30) consecutive days after the entry thereof and execution thereon shall not have been stayed pending appeal, or if so stayed, ten (10) days after the expiration of such stay.

9.6.	Solvency and Other Matters. If the Borrower shall (a) discontinue business, (b) make a general assignment for the benefit of its creditors, (c) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets, (d) be adjudicated insolvent, or have an Order for Relief entered as to it in any bankruptcy proceeding or be the subject of an involuntary bankruptcy petition and which remains in place for a period of ninety (90) days or more, (e) file a voluntary petition in bankruptcy or file a petition or an answer seeking a composition, reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any petition filed against it in any bankruptcy, reorganization, composition, insolvency or other proceeding (whether federal or state) relating to relief for debtors, (f) suffer or permit to continue unstayed and in effect for ninety (90) consecutive days any judgment, decree or order entered by a court or governmental agency of competent jurisdiction, which assumes control of the Borrower, or the business or financial affairs of the Borrower or approves a petition seeking a reorganization, composition or arrangement of the Borrower, or any other judicial modification of the rights of any of its creditors, or appoints a custodian, receiver, trustee or liquidator for the Borrower, or for all or a substantial part of its business or assets, or (g) be enjoined or restrained from conducting all or a material part of any of its business as now conducted and the same is not dismissed and dissolved within ninety (90) days after the entry thereof.

10.	Remedies Upon Default. Notwithstanding any contrary provision or inference herein or elsewhere:

10.1.	Optional Acceleration. If any Event of Default referred to in Sections 9.1 through 9.5 hereof shall occur and is continuing, following the expiration of any applicable cure period, the Bank, in its absolute discretion, without further notice to the Borrower, may declare all amounts of principal and interest evidenced by the Note and all other Indebtedness, to be, whereupon the same shall be, accelerated and immediately due and payable in full, all without any presentment, demand or notice of any kind, all of which are hereby expressly waived by the Borrower.

10.2.	Automatic Acceleration. If any Event of Default referred to in Section 9.6 hereof shall occur, all of the Indebtedness including that evidenced by the Note shall thereupon become accelerated and immediately due and payable in full, all without presentment, demand or notice of any kind, all of which are hereby expressly waived by the Borrower.

10.3.	Offsets. If any Event of Default shall occur or begin to exist, the Bank shall have the right then, or at any time thereafter, to set off against, and to appropriate and apply toward the payment of the Indebtedness (in such order as the Bank may select in its sole discretion), including but not limited to, the Indebtedness evidenced by the Note, whether or not such Indebtedness shall then have matured or be due and payable and whether or not the Bank has declared the Note and/or other Indebtedness to be in default and immediately due, any and all deposit balances and other sums and indebtedness and other property then held or owed by the Bank to or for the credit or account of the Borrower, and in and on all of which the Borrower hereby grants the Bank a first security interest, lien and pledge to secure all the Indebtedness, all without notice to or demand upon the Borrower or any other person, all such notices and demands being hereby expressly waived.

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement the day, month and year first above written.

COMMERCIAL BANCGROUP, INC.

By:	/s/ Terry L. Lee
Terry L. Lee, President

(“Borrower”)

COMMUNITY TRUST BANK, INC.

By:	/s/ Jody I. Thompson
Jody I. Thompson, Vice President

(“Bank”)